Exhibit 10.2

SEPARATION AND SETTLEMENT AGREEMENT

This Separation and Settlement Agreement (this “Agreement”) is entered into as of July 3, 2012 by and between William D. Johnson (the “Executive”), and Duke Energy Corporation, a Delaware corporation (“Duke Energy”). The Executive and Duke Energy are referred to as the “Parties,” and each as a “Party,” in this Agreement.

WHEREAS, the Executive has been employed by Duke Energy as its Chief Executive Officer;

WHEREAS, the Executive and Duke Energy entered into an employment agreement, dated as of June 27, 2012 that became effective on July 2, 2012 (the “Employment Agreement”); and

WHEREAS, Duke Energy and the Executive have agreed that it is in the best interest of Duke Energy and the Executive for the Executive to resign, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation;

NOW, THEREFORE, Duke Energy and the Executive hereby agree as follows:

1.    Resignation. Effective as of 12:01 a.m. on July 3, 2012 (the “Resignation Date”), the Executive hereby resigns from his employment with Duke Energy, from his position as a member of the Board of Directors of Duke Energy, and from all other positions the Executive then holds with respect to Duke Energy and its subsidiaries or affiliates (Duke Energy and all of its subsidiaries and affiliates, including Progress Energy, Inc. and any other predecessor entities, are hereinafter referred to as the “Affiliated Entities”), including as an officer or member of the board of directors of any Affiliated Entity. Within 15 business days following the Resignation Date or such earlier time as required by applicable law, the Executive will be paid all of his salary and unused vacation earned or accrued through the Resignation Date.

2.    Separation Payments and Benefits.

a.    Subject to the Executive’s compliance with the terms of this Agreement and the non-revocation of the release set forth in Paragraph 5 of this Agreement, following the Revocation Date (as defined in Paragraph 15 of this Agreement), Duke Energy shall pay or provide to the Executive the payments and benefits contemplated by Section 12(b)(i) of the Employment Agreement to which the Executive would have been entitled upon a resignation by the Executive for “good reason” (as set forth on Exhibit A hereto).

b.    Consistent with Section 5.08 of the Agreement and Plan of Merger, by and among Duke Energy, Diamond Acquisition Corporation and Progress Energy, Inc., dated as of January 8, 2011, following the Resignation Date, Duke Energy shall provide or cause to be provided to the Executive coverage under Duke Energy’s directors’ and officers’ insurance policies for events that occurred while the Executive was a director or officer of any of the Affiliated Entities on the same terms and conditions applicable to other former senior executives and directors of Duke Energy generally.

c.    Duke Energy shall reimburse the Executive for any reasonable and necessary business expenses incurred by the Executive and unreimbursed on or prior to the Resignation Date pursuant to Duke Energy’s reimbursement policies, within 30 days following the Executive’s presentation of an invoice to Duke Energy.

d.    Duke Energy shall reimburse the Executive for all reasonable expenses incurred by him prior to the Effective Date in connection with his relocation to Charlotte, which are currently expected to be $30,000.

e.    Except as provided in Paragraphs 2, 3 and 4 of this Agreement, as well as any benefits that are accrued and vested as of the Resignation Date under employee benefit plans of an Affiliated Entity in which the Executive participates, the Executive shall be entitled to no other compensation and/or benefits of any kind from any of the Affiliated Entities.

3.    Equity Awards. Subject to the Executive’s compliance with the terms of this Agreement and the non-revocation of the Release set forth in Paragraph 5 of this Agreement, all currently outstanding equity awards under the applicable Progress Energy, Inc. equity plans held by the Executive as of the Resignation Date shall immediately vest on the Resignation Date pursuant to Section 12(b)(i)(E) of the Employment Agreement.

4.    Additional Payments/280G. Within ten days following the date that is six months after the Resignation Date, and in consideration for the Executive’s agreement to cooperate with Duke Energy and not to disparage the Duke Energy Parties (as defined below), the Executive shall be paid an amount (the “Additional Payment”) that is equal to the lesser of (a) $1,500,000 and (b) the portion of the payment described in clause (a) of this Paragraph 4 (taking into account the value of reasonable compensation for services to be rendered by the Executive before or after the Resignation Date, including any non-competition provisions that apply to the Executive and Duke Energy) that the Executive may be paid that does not, when aggregated with all other payments, benefits or distributions in the nature of compensation to or for the Executive’s benefit, whether paid, payable or provided pursuant to this Agreement or otherwise that are contingent upon a change in ownership or control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Payments”), exceed an amount equal to three times the Executive’s “base amount” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) minus $5,000. In the event that the Executive is not eligible to be paid any portion of the Additional Payment by reason of the application of the limitation described in clause (b) of the preceding sentence, notwithstanding anything to the contrary in this Agreement or in Section 12(e) of the Employment Agreement and in consideration for the Executive’s agreement to cooperate with Duke Energy and not to disparage the Duke Energy Parties (as defined below), the Executive shall, subject to the Executive’s cooperation with Duke Energy in making determinations with respect to Section 280G of the Code, taking into account the value of reasonable compensation for services to be rendered by the Executive before or after the Resignation Date, including any non-competition provisions that apply to the Executive and Duke Energy, be eligible to receive “Gross-Up Payments” consistent with the terms of Section 11 of the Progress Energy, Inc. Management Change-in-Control Plan and an additional payment of $500,000 within ten days following the date that is six months after the Resignation Date, which payment, for the avoidance of doubt shall be covered by the “Gross-Up Payments”.

5.    Release of Claims.

a.    In consideration of and in exchange for the benefits provided to him under this Agreement, including but not necessarily limited to Duke Energy’s acceptance of the Executive’s resignation effective as of the Resignation Date, and the benefits set forth in Paragraphs 2, 3 and 4 of this Agreement, the Executive, of his own free will, voluntarily and unconditionally releases and forever discharges (the “Release”) the Affiliated Entities, their respective directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke Energy) (the “Duke Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the

Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke Energy or the Duke Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Affiliated Entities, and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. The Release shall not, however, constitute a waiver of any of the Executive’s rights to compensation and benefits due under this Agreement.

b.    The Executive acknowledges that he has received a copy of this Agreement prior to its execution and has been advised hereby of his opportunity to review and consider the Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Agreement. The Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein. The Release shall be revocable by the Executive during the seven-day period following its execution, and shall not become effective or enforceable until the expiration of such seven-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration under this Agreement set forth in Paragraphs 2, 3 and 4 above.

c.    The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against Duke Energy or any of the Duke Releasees. The Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke Energy or any of the Duke Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Duke Energy or any of the Duke Releasees for any of the matters set forth in the Release.

d.    The Executive acknowledges that, in his decision to enter into this Agreement, including the Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke Energy or any of the Duke Releasees, except as set forth in the Release and this Agreement.

e.    Nothing contained in the Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke Energy or any of the Duke Releasees.

f.    Nothing in this Agreement shall be construed to prohibit, restrict or otherwise discourage the Executive from participating in protected activity as defined in 10 CFR 50.7 and Section 211 of the Energy Reorganization Act of 1974, including, but not limited to reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, any public safety concern, or any other matter within the United States Nuclear Regulatory Commission’s (“NRC”) regulatory responsibilities to the NRC, the United States Department of Labor, or any other federal or state governmental agency. This Agreement further does not prohibit the Executive from participating in any way in any state or federal administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Executive shall give Duke Energy, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof.

6.    Non-disparagement. The Executive shall not disparage any of the Affiliated Entities, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke Energy) (the “Duke Energy Parties”) or any Duke Energy Parties’ goods, services, employees, customers, business relationships, reputation or financial condition. Duke Energy shall instruct its current officers and directors (as such terms are used for purposes of Section 16 of the Securities Exchange Act of 1934) not to disparage the Executive and shall treat any such disparagement as a violation of Duke Energy’s Code of Business Ethics. For purposes of this Agreement, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Attached to this Agreement as Exhibit B is a press release regarding Executive’s termination of employment. Neither the Executive nor Duke Energy shall make any public statement regarding Executive’s termination of employment that is materially inconsistent with such press release. Nothing in the foregoing will preclude either the Executive or Duke Energy from providing truthful disclosures as required by applicable law or legal process.

7.    Confidential Information; Return of Property; Restrictive Covenants. The Executive shall be subject to each of the covenants set forth in Section 11 of the Employment Agreement, including Section 11(a) (Confidentiality), Section 11(b) (Noncompetition/Nonsolicitation), Section 11(c) (Forfeiture and Repayments, which shall also be applicable in the event of a violation of Section 6 of this Agreement), Section 11(d) (Scope of Restrictions) and Section 11(e) (Consideration; Survival).

8.    Cooperation. The Executive agrees to cooperate with Duke Energy in connection with his departure as reasonably requested by Duke Energy, including with respect to any communications to current and former employees or directors of any of the Affiliated Entities as may reasonably be requested by Duke Energy in connection with such departure. The Executive will be available, upon reasonable notice, to respond to questions and provide assistance to Duke Energy regarding matters for which he was responsible and about which he had knowledge in connection with his employment with any of the Affiliated Entities. The Executive also will cooperate in any potential or pending litigation or arbitration that may involve him in any capacity as a result of his employment with, or service as a member of the board of directors of, any of the Affiliated Entities. This includes, if necessary, meeting at mutually convenient times with attorneys of any of the Affiliated Entities, attending meetings, depositions and trial, and providing truthful testimony.

9.    Governing Law and Forum Selection. The Parties agree that any dispute, claim or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment shall be addressed, in all respects, consistent with Section 18 of the Employment Agreement.

10.    Applicable Law. Except to the extent that federal law governs, this Agreement will be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without regard to any applicable state’s choice of law provisions.

11.    Integrated Agreement; Amendments. Except with respect to the provisions of the Employment Agreement expressly referenced herein, this Agreement sets forth the entire agreement of Duke Energy and the Executive with respect to the subject matter hereof, and supersedes all other agreements between any of the Affiliated Entities and the Executive and any employment or severance plan, policy, agreement or arrangement of any of the Affiliated Entities. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from Duke Energy or any of its affiliates. This Agreement may not be amended unless the amendments are in writing and signed by the Executive and an authorized representative of Duke Energy.

12.    Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

13.    Taxes. Notwithstanding any other provision of this Agreement, Duke Energy may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom, provided that the Executive acknowledges and agrees that he shall be solely responsible for any taxes and/or penalties imposed under Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive is a “specified employee” (within the meaning of Section 409A of the Code) then any payments that are required to be made to the Executive pursuant to this Agreement that constitute the deferral of compensation (within the meaning of Treasury Regulations Section 1.409A-1(b) and that would in the absence of this Paragraph 13 have been paid to the Executive within six months and one day of the Resignation Date shall not be paid to the Executive during such period, but shall instead be accumulated and paid to the Executive in a lump sum on the earlier of (i) the day after the date that is six months from the Resignation Date and (ii) if the Executive shall die prior to the expiration of such six-month period, as soon as practicable following the date of the Executive’s death. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by Duke Energy under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that Duke Energy is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that Duke Energy is obligated to pay or provide in any other calendar year; and (iii) the Executive’s right to have Duke Energy pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

14.    Successors. This Agreement is personal to the Executive and without the prior written consent of Duke Energy shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and the legal representatives of his estate to the extent applicable. This Agreement shall inure to the benefit of and be binding upon Duke Energy and its successors and assigns.

15.    Representations and Warranties. By signing this Agreement, the Executive warrants that he:

a.    has carefully read and reviewed this Agreement;

b.    fully understands all of its terms and conditions;

c.    fully understands that this Agreement is legally binding and that by signing it he is giving up certain rights;

d.    has not relied on any other representations by Duke Energy or its employees or agents, whether written or oral, concerning the terms of this Agreement;

e.    has been advised of his opportunity to consider for up to 21 days whether to accept the Release;

f.    will have seven days to revoke the Release (but not the remainder of this Agreement) after signing it, with the eighth day following the execution of this Agreement being referred to as the “Revocation Date”;

g.    has been advised by, and has had the opportunity to consult with, an attorney prior to executing this Agreement;

h.    acknowledges that all notice requirements under any other agreement, arrangement or plan have been fully satisfied;

i.    executes and delivers this Agreement freely and voluntarily;

j.    is waiving any rights or claims he may have under the Age Discrimination in Employment Act of 1967; and

k. is not waiving any rights or claims which may arise after this Agreement is signed.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

/s/ William D. Johnson
Executive

DUKE ENERGY CORPORATION

By:	/s/ Ann M. Gray

[SEPARATION AND SETTLEMENT AGREEMENT SIGNATURE PAGE]

EXHIBIT A

SEPARATION PAYMENTS AND BENEFITS

#	Description of Payment / Benefit	Payment Terms

1	(1) unpaid annual base salary through the Resignation Date and (2) accrued and unused paid time off through the Resignation Date	Amount determined based on payroll records, paid in a lump sum within fifteen days following the Resignation Date.

2	Severance Payments	$7,425,000 (represents the sum of the Executive’s annual base salary and “target short term incentive award” multiplied by 3). Paid in a lump sum within ten days following the date that is six months following the Resignation Date.

3	Annual Incentive Payment	$1,375,000 (represents the Executive’s target short term incentive award for the year during which the Resignation Date occurs). Paid in lump sum within ten days following the date that is six months following the Resignation Date.

4	Unreimbursed business expenses incurred through the Resignation Date (including any reasonable relocation expenses)	Amount to be determined after submission of written receipts and substantiation by the Executive according to Duke Energy’s policy by no later than July 15, 2012. Paid through normal expense reimbursement process not later than 45 days following the substantiation of such expenses.

5	Accrued and vested amounts under all non-qualified and incentive plans, including the Progress, Inc. Management Deferred Compensation Plan, the Progress, Inc. Management Incentive Compensation Plan and the Progress, Inc. Deferred Compensation Plan for Key Management Employees	Amount determined consistent with the terms of the applicable plan based on accrued and vested benefits as of the Resignation Date. Paid at the time (or times) and in a form consistent with the terms of the applicable plan or arrangement.

6	Continued in-kind benefit under health and welfare plans	Paid consistently with the terms of the Employment Agreement.

A-1

EXHIBIT B

PRESS RELEASE

B-1